Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

WORTHINGTON INDUSTRIES, INC.

AND

WORTHINGTON STEEL, INC.

DATED AS OF NOVEMBER 30, 2023

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7.2	Protective Arrangements	11

ARTICLE VIII. DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY		12

8.1	Disclaimer of Warranties	12
8.2	Limitation of Liability	12
8.3	Limitation of Damages	12

ARTICLE IX. MISCELLANEOUS		13

9.1	Counterparts; Entire Agreement; Corporate Power	13
9.2	Governing Law	13
9.3	Assignability	13
9.4	Third-Party Beneficiaries	14
9.5	Notices	14
9.6	Severability	14
9.7	Force Majeure	15
9.8	Headings	15
9.9	Waivers of Default	15
9.10	Dispute Resolution	15
9.11	Amendments	15
9.12	Construction	15
9.13	Performance	16
9.14	Limited Liability	16
9.15	Personnel	16
9.16	Exclusivity of Tax Matters	16

Schedules

Schedule A	Worthington Provided Services
Schedule B	Worthington Steel Provided Services
Schedule C	Excluded Services

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into effective as of November 30, 2023 (the “Effective Date”), by and between Worthington Industries, Inc., an Ohio corporation (“New Worthington”), and Worthington Steel, Inc., an Ohio corporation (“Worthington Steel”). New Worthington and Worthington Steel are each a “Party” and are sometimes referred to herein collectively as the “Parties”.

RECITALS

WHEREAS, New Worthington and Worthington Steel entered into that certain Separation and Distribution Agreement as of November 30, 2023 (as amended, restated, amended and restated, and otherwise modified from time to time, the “Separation Agreement”);

WHEREAS, it is anticipated that, immediately following the Distribution, the Worthington Steel Group will separate from the New Worthington Group and Worthington Steel will be established as a separate, publicly traded company to operate the Worthington Steel Business; and

WHEREAS, pursuant to the Separation Agreement, services are to be provided on a transitional basis by New Worthington to the Worthington Steel Group and by Worthington Steel to the New Worthington Group after the Distribution Date upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants and agreements contained in this Agreement and in the Separation Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. Capitalized terms shall have the meanings set forth below in this Section 1.1 or elsewhere in this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement.

“Excluded Services” means the services listed on Schedule C.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, pandemics, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

“Group” means the New Worthington Group or the Worthington Steel Group, as applicable.

“New Worthington Group” means New Worthington and its Subsidiaries and any of New Worthington’s consolidated or unconsolidated joint ventures.

“Provider” means the Party providing (or causing to provide) a Service under this Agreement.

“Recipient” means the Party (together with any applicable Subsidiaries) receiving a Service under this Agreement.

“Services” means the Worthington Provided Services or the Worthington Steel Provided Services, as applicable.

“Stranded Costs” means any direct costs and expenses resulting from pre-existing obligations to third parties, to the extent that such costs or expenses are not otherwise recoverable from Recipient due to early termination of a Service, and to the extent such costs or expenses (a) relate to the period between the effective date of an early termination of a Service and the date on which such Service had originally been scheduled to terminate, including all pre-existing payment obligations that relate to such period that cannot be terminated, and/or (b) relate to any penalties, fees or other costs or expenses paid to third parties which would not have been incurred but for the early termination or partial termination of such contract or obligation.

“Worthington Steel Group” means Worthington Steel and its Subsidiaries and any of Worthington Steel’s consolidated or unconsolidated joint ventures.

1.2 Interpretation. In this Agreement (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” “herewith” and words of similar import, and the term “Agreement” or any other reference to an agreement shall, unless otherwise stated, be construed to refer to this Agreement (including all of the Schedules hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” and words of similar import shall all be references to the Effective Date, regardless of any amendment or restatement hereof; and (g) unless otherwise provided, all references to “$” or “dollars” are to United States dollars.

ARTICLE II.

SERVICES

2.1 Services. Subject to the terms and conditions of this Agreement, New Worthington shall provide (or cause to be provided) to the Worthington Steel Group all of the services listed in Schedule A attached hereto (the “Worthington Provided Services”). Subject to the terms and conditions of this Agreement, Worthington Steel shall provide (or cause to be provided) to the New Worthington Group all of the services listed in Schedule B attached hereto (the “Worthington Steel Provided Services”). Notwithstanding the foregoing, Provider shall not be obligated to provide any Service to the extent the provision of such Service would violate any applicable Law.

2.2 Standard of the Provision of Services. Provider shall provide, or cause to be provided, the Services it is required to provide hereunder in the manner and at a level substantially consistent with that provided by Provider in the twelve (12) month period preceding the Effective Date (the “Service Standard”). All of the Worthington Provided Services shall be for the sole benefit of Worthington Steel Group, and all of the Worthington Steel Provided Services shall be for the sole benefit of the New Worthington Group.

2.3 Omitted Services. In the event that Recipient identifies any service that was provided by Provider to Recipient prior to the Closing but was unintentionally omitted from Schedule A or Schedule B, as applicable, that is reasonably required for the conduct of Recipient’s business after the Distribution in substantially the same manner as conducted in the twelve (12) month period preceding the Effective Date and that it wishes to have provided by Provider hereunder (each, an “Omitted Service”), it shall provide notice to Provider’s Project Manager, and the Project Managers will meet in person or by teleconference or video conference no later than five (5) Business Days after delivery of the notice to confirm the scope of such Omitted Service, the term for which such Omitted Services will be provided and the applicable fees. The Parties shall then promptly, and in no event later than five (5) Business Days after the relevant meeting specified in the preceding sentence, amend Schedule A or Schedule B, as applicable, in accordance with Section 9.11 to include a description of the Omitted Service, the term for which such Omitted Service will be provided, and the applicable Fees. Such Omitted Service will thereafter be considered a Service hereunder. Notwithstanding the foregoing, and notwithstanding anything to the contrary in this Agreement, in no event shall Provider be required to provide any Excluded Services.

2.4 Service Modifications.

(a) Changes. During the Term, the Parties may, in accordance with the procedures specified in this Section 2.4 agree to modify the manner in which a Service is provided or the terms and conditions relating to the performance of a Service in order to reflect, among other things, new procedures or processes for providing such Service (a “Service Modification”).

(b) Change Requests. In the event either of the Parties desires a Service Modification, the Party requesting the Service Modification will deliver a written description of the proposed Service Modification (a “Change Request”) to the other Party as follows: (i) in the case of a Change Request by Provider, to Recipient’s Project Manager; and (ii) in the case of a Change Request by Recipient, to Provider’s Project Manager.

(c) Meeting of the Parties. Unless the Party receiving the Change Request agrees to implement the Change Request as proposed, the Project Managers will meet in person or by teleconference or video conference to discuss the Change Request no later than five (5) Business Days after delivery of the Change Request to the other Party.

(d) Approval of Recipient Change Requests. All Recipient Change Requests must be approved by Provider’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.4(f) below, such approval not to be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (a) withhold such consent to the extent that such proposed Service Modification would materially increase the resources required for Provider to provide the Service after giving effect to the Change Request or (b) condition such consent on Recipient agreeing to bear any increases in Provider’s cost of performance resulting from such Service Modification.

(e) Approval of Provider Change Requests. All Provider Change Requests must be approved by Recipient’s Project Manager in writing before the Service Modification may be implemented in accordance with Section 2.4(f) below, such approval not to be unreasonably withheld, conditioned or delayed. For the purposes of the preceding sentence, the Parties agree that it is not unreasonable to: (a) withhold such consent to the extent that such proposed Service Modification would materially degrade Provider’s performance of the Service after giving effect to the Change Request, (b) condition such consent on Provider agreeing not to pass on to Recipient any increases in Provider’s cost of performance resulting from such Service Modification or (c) condition such consent on Provider agreeing to reimburse Recipient for any costs incurred by Recipient to implement or accommodate such Service Modification in order to continue to receive the applicable Service.

(f) Implementation of Approved Service Modification. If a Change Request is approved in accordance with this Section 2.4, Schedule A or Schedule B, as applicable, will be amended in accordance with Section 9.10 to reflect the implementation of the Change Request and any other agreed-upon terms or conditions relating to the Service Modification.

2.5 Maintenance. Notwithstanding anything to the contrary in Section 2.2, Provider shall have the right to shut down its facilities and/or systems used in providing the Services in accordance with scheduled maintenance windows that have been set by Provider and communicated in advance to Recipient’s Project Manager. The scheduled maintenance windows shall always be planned to be performed outside of customary business hours, or if not practicable, be planned so that such shutdown shall not materially and adversely affect Recipient’s operations. In the event nonscheduled maintenance is necessary, Provider may perform such maintenance; provided that Provider shall, whenever possible, notify Recipient twenty-four (24) hours in advance. Unless not feasible under the circumstances, this notice shall be given in writing (including by email) to Recipient’s Project Manager. Where written notice is not feasible, Provider shall give prompt oral notice, which notice shall be promptly confirmed in writing (including by email) by Provider. Provider shall be relieved of its obligations to provide Services only for the period of time that its facilities and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose.

2.6 Subcontractors. Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of Provider; provided, however, that Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services, and any processing of Personal Data, provided by its subcontractor(s).

2.7 Required Consents. Provider shall use commercially reasonable efforts to obtain any consents, approvals or amendments to existing agreements of such Provider necessary to allow such Provider to provide the Services to Recipient (the “Required Consents”). The applicable Recipient shall pay, or, at Provider’s request, reimburse Provider for, the cost of obtaining the Required Consents and any fees or charges associated with the Required Consents including, but not limited to, any additional license, sublicense, access or transfer fees, approved by Recipient in advance. If Recipient does not approve any such fees or charges and as a result a Required Consent is not obtained, the Provider shall be relieved of its obligation to provide the applicable Service(s). Recipient acknowledges that there can be no assurance that Provider will be able to obtain the Required Consents. In the event that any Required Consents are not obtained, upon Recipient’s request, Provider will reasonably cooperate with Recipient to identify, and if commercially feasible, to implement, a work-around or alternative arrangement for any affected Service(s); provided, that (i) Recipient shall be responsible for all fees and costs associated with any work-around or alternative arrangement, and (ii) Recipient acknowledges that any such work-around or alternative arrangement may adversely impact the performance of the applicable Service, and Provider shall not be liable for any breach of the Service Standard that results from the adoption of any such work-around or alternative arrangement. If no commercially feasible alternative for a Service is available or capable of being reasonably implemented, Provider shall be relieved of its obligations to provide such Service.

2.8 Cutover. Recipient shall be responsible for planning and preparing the transition to its own internal organization or other third-party service providers for the provision of each of the Services provided to it hereunder (the “Cutover”). At Recipient’s request, Provider shall meet with Recipient within fourteen (14) calendar days following such request to assist Recipient with the initial development of a plan for Cutover (the “Cutover Plan”) and shall provide Recipient with all information reasonably requested by it in connection with the development and implementation of the Cutover Plan. Recipient shall, with Provider’s reasonable assistance, prepare a Cutover Plan with sufficient lead time in order to achieve a timely Cutover. The Cutover Plan of each Party shall provide for a completion date with respect to each Service that is no longer than the end of the applicable Service Term. Once the Cutover Plan is prepared, Recipient shall promptly provide Provider a copy of the Cutover Plan. Provided that Recipient is not in default of its payment obligations hereunder, Provider shall reasonably cooperate and shall use commercially reasonable efforts to cause its third-party vendors to reasonably cooperate, at Recipient’s expense, in a timely implementation of the Cutover Plan.

ARTICLE III.

COOPERATION AND ACCESS

3.1 General Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall each use commercially reasonable efforts to make available, as reasonably requested by the other Party, sufficient resources and timely decisions in order that each Party may accomplish its obligations under this Agreement in a timely and efficient manner.

3.2 Access to Premises, Systems and Information. Each Party agrees that it shall, without charge, provide such reasonable access to its premises, personnel, computer systems and information (excluding “Protected Health Information,” as defined under the Health Insurance Portability and Accountability Act and its implementing regulations, as amended (collectively, “HIPAA”)), and such reasonable assistance, to the other Party as is reasonably required for such other Party to perform its obligations or receive the Services under this Agreement. Unless otherwise agreed to in writing by the Parties, each Party will: (a) use the premises, computer systems and information of the other Party solely for the purpose of providing or receiving the Services; (b) limit such access to those of its representatives with a bona fide need to have such access in connection with the Services; (c) comply, and cause its employees, subcontractors and third-party providers to comply, with all policies and procedures governing access to and use of such premises, computer systems and/or information made known to such Party, and (d) comply with the provisions set forth in Article VII with respect to Confidential Information of the Disclosing Party obtained by the Receiving Party. The Parties shall cooperate in the investigation of any apparent unauthorized access to any premises, computer systems and/or information of any Party. These provisions concerning access to premises, personnel, computer systems and information shall apply equally to any access and use by a Party of the other Party’s electronic mail system, electronic switched network, either directly or via a direct inward service access or calling card feature, data network or any other property, equipment or service of the other Party, and any software that may be accessible by either Party in connection with this Agreement.

3.3 Compliance with Third Party Vendor Agreements. Recipient shall comply with all applicable terms of third-party vendor agreements used by Provider in providing the Services, to the extent that Recipient has been notified of such terms.

3.4 Project Managers. Each Party will appoint a project manager, who shall be responsible for all day-to-day matters arising hereunder, and who shall be the primary contact for the other Party for any issues arising hereunder (each a “Project Manager”). The Project Managers shall meet (in person or by teleconference or video conference) at the request of either Project Manager, in order to ensure the provision of the Services in accordance with the terms hereof, as well as the orderly transition of those Services at the end of the applicable Service Term. New Worthington’s initial Project Manager shall be Colin Souza and Worthington Steel’s initial Project Manager shall be Colleen Philabaum; each Party may change its designated Project Manager upon notice to the other Party’s Project Manager. Each Party agrees that its Project Manager shall have full and complete authority on behalf of their respective Party to bind such Party in connection with this Agreement and the Services.

ARTICLE IV.

FEES AND PAYMENT

4.1 Fees and Expenses.

(a) Recipient shall pay to Provider the fees for the Services provided to it hereunder, as set forth in Schedule A or Schedule B, as applicable (the “Fees”). In addition, without duplication of any expenses included in the Fees, Recipient shall reimburse Provider for all reasonable and actual out-of-pocket fees, costs, and expenses incurred by Provider in the provision of the Services (“Expenses”); provided that any Expenses greater than $25,000 shall require Recipient’s written approval prior to incurrence to be reimbursable.

(b) Promptly following the end of each calendar month during the Term, Provider shall deliver to Recipient an invoice setting forth the Fees for the Services provided to Recipient during such month and any Expenses incurred during such month. Recipient shall pay, or cause to be paid within thirty (30) days following its receipt of such invoice, the amount of such invoice by electronic funds transfer of immediately available funds to the bank account specified by Provider. If Recipient fails to pay any undisputed amounts due hereunder by the applicable due date, Recipient shall be obligated to pay to Provider, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate plus one and one-half percent (1.5%) or the maximum rate permitted by Law, whichever is less, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

4.2 Taxes. All sums payable under this Agreement are exclusive of value added, sales, goods and services, turnover or other similar Taxes (excluding, for the avoidance of doubt, Taxes imposed on or measured by net income or net worth) that may be levied in any jurisdiction with respect to any Services (“Sales Taxes”). Any Sales Taxes required to be charged and collected by Provider under applicable Law are in addition to amounts to be paid by Recipient under Section 4.1. If any Taxes are required to be deducted or withheld under applicable Law from any payments made by one Party (the “Payor”) to another Party (the “Payee”) hereunder (“Payment Withholding Taxes”), then such Payor shall (a) withhold or deduct the amount of Payment Withholding Taxes required under applicable Law and promptly pay such Payment Withholding Taxes to the applicable Tax authority, and (b) pay additional amounts to such Payee so that the net amount actually received by such Payee after such withholding or deduction of Tax (including any withholding or deduction applicable to additional amounts payable under this clause (b)) is equal to the amount that such Payee would have received had no Payment Withholding Taxes been deducted or withheld. If the Payee receives a cash refund of (or credit in lieu of such refund with respect to) Payment Withholding Taxes, then the Payee shall reimburse the Payor for an amount equal to such refund or credit (net of any Taxes thereon and any reasonable costs and expenses incurred in obtaining such refund or credit). The Payor and the Payee shall make commercially reasonable efforts to obtain any exemption relating to, or reduced rate of, deduction or withholding for or on account of Tax, including making applicable double taxation treaty clearance applications, and each Party shall cooperate with the other with respect thereto.

4.3 Limited Set-Off Rights. Recipient shall pay the full amount of Fees and Expenses due under Section 4.1 and shall not set off, counterclaim or otherwise withhold any amount owed to Provider under this Agreement, on account of any obligation owed by Provider to Recipient under this Agreement that has not been finally adjudicated, settled, or otherwise agreed upon by the Parties in writing; provided, however, that either Party shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

4.4 Currency. All payments to be made under this Agreement shall be made in U.S. Dollars.

ARTICLE V.

TERM; TERMINATION

5.1 Term. Each Service shall be provided during the term specified for such Service in Schedule A or Schedule B, as applicable (each, a “Service Term”), which may be extended by Recipient upon the Parties’ mutual written agreement of the applicable terms. The term of this Agreement shall commence on the Effective Date and shall expire upon the termination or expiration of all of the Services (the “Term”).

5.2 Early Termination. Recipient may terminate this Agreement in respect of any or all of the Services provided to Recipient by Provider, by providing a minimum of forty-five (45) days (or such other period as may be set forth on Schedule A or Schedule B, as applicable, with respect to a particular Service) prior written notice to Provider; provided, however, that Recipient may not terminate a particular Service if such Service is interdependent with other Services, unless all such interdependent Services are simultaneously terminated. Recipient shall reimburse Provider for all Stranded Costs incurred by Provider as a result of early termination of a Service, which shall be invoiced and payable in the same manner as set forth in Section 4.1.

5.3 Termination for Default.

(a) Termination by Provider. Provider may terminate the Services it provides to Recipient hereunder in the event that Recipient fails to pay amounts due in accordance with Article IV, and Recipient fails to cure such payment default within thirty (30) days following receipt of written notice of the payment default from Provider.

(b) Termination by Recipient. Recipient may terminate this Agreement with respect to the Services it receives from Provider, in whole but not in part, in the event that Provider is in material breach of its obligations relating to the provision of the Services to Recipient, and Provider fails to cure such material breach within fifteen (15) days following its receipt of written notice of such material breach from Recipient.

5.4 Effect of Termination; Survival.

(a) Upon termination or expiration of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any Fees or Expenses relating to any such Service beyond the effective date of termination (other than Stranded Costs, as and to the extent applicable); provided that Recipient shall remain obligated to the other Party for the Fees and Expenses owed and payable in respect of Services provided through the effective date of termination. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination.

(b) Upon termination or expiration of this Agreement, this Section 5.4, Article VII, Article VIII, and Article IX shall survive. The remaining provisions hereof shall survive to the extent such provisions are applicable to any amounts due for the Services provided prior to termination or expiration.

ARTICLE VI.

FORCE MAJEURE.

6.1 Force Majeure. Neither Party shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that such Party shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and such suspending Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if Provider is the Party so prevented then Recipient shall not be obligated to pay the Fee for a Service to the extent and for so long as such Service is not made available to Recipient hereunder as a result of such Force Majeure. During the period of a Force Majeure, Recipient may terminate the suspended Services (and shall be relieved of the obligation to pay Fees following such permanent termination) if such Services are suspended due to a Force Majeure for more than fifteen (15) consecutive days.

ARTICLE VII.

CONFIDENTIALITY

7.1 Confidentiality; Data Privacy.

(a) Confidentiality. Subject to Section 7.2 and except as otherwise expressly provided in this Agreement, each Party, on behalf of itself and each of its Affiliates (collectively, the “Receiving Party”), agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to the Receiving Party’s own non-public information pursuant to policies in effect as of the Effective Date but in no event with less than a reasonable standard of care, all non-public Information concerning the other Party (or its business) or the other Party’s Affiliates (or their respective businesses) (collectively, the “Disclosing Party”) that is in the Receiving Party’s possession in connection with the performance of this Agreement (the “Confidential Information”), and shall not use any non-public Information concerning the Disclosing Party other than as necessary to perform or receive the Services hereunder, as applicable. Notwithstanding the foregoing, Confidential Information shall not include information of the Disclosing Party to the extent it is: (i) in the public domain or generally available to the public on the Effective Date, or thereafter becomes available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) lawfully acquired from other sources by the Receiving Party, which sources are not known to the Receiving Party to be bound by a confidentiality obligation with respect to the Disclosing Party’s Confidential Information, or (iii) independently developed or generated by the Receiving Party or its Representatives without reference to or use of the Confidential Information of the Disclosing Party. The foregoing restrictions shall not prohibit the disclosure of non-public Information as required or requested by a Governmental Authority or required pursuant to Law or the rules of any stock exchange on which shares of the Receiving Party or any member of its Group are traded (subject to Section 7.2), or as required to exercise any right or enforce any remedy under this Agreement or the Separation Agreement. For the avoidance of doubt, “Confidential Information” also shall not include “Protected Health Information” as defined under HIPAA, and any unintended acquisition, access, use, or disclosure of Protected Health Information pursuant to this Agreement or otherwise shall be addressed in accordance with HIPAA.

(b) No Release; Return or Destruction. Each Party, in its capacity as the Receiving Party, agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information of the Disclosing Party addressed in Section 7.1(a) to any other Person, except the Receiving Party’s Representatives who need to know such Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information), and except in compliance with Section 7.2. Without limiting the foregoing, when any Confidential Information furnished by the Disclosing Party pursuant to this Agreement is no longer needed for the purposes contemplated by this Agreement, each Party, in its capacity as the Receiving Party, shall, at its option, promptly after receiving a written notice from the Disclosing Party, either return to the Disclosing Party all such Confidential Information of the Disclosing Party in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the Disclosing Party that it has destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon); provided, however, that the Receiving Party shall not be required to destroy or return any such Confidential Information of the Disclosing Party to the extent that (i) the Receiving Party is required to retain the Confidential Information of the Disclosing Party in order to comply with any applicable Law, (ii) the Confidential Information of the Disclosing Party has been backed up electronically pursuant to the Receiving Party’s standard document retention policies and will be managed and ultimately destroyed consistent with such policies or (iii) it is kept in the Receiving Party’s legal files for purposes of resolving any dispute that may arise under this Agreement, in each case, so long as Confidential Information remains subject to the protections of this Article VII.

(c) Third-Party Information; Privacy and Data Protection Laws. Each Party acknowledges that it and its respective Group members which may have as of the Effective Date and, may after the Effective Date, gain access to or possession of non-public Information of, or personal Information relating to, Third Parties: (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or a member of the other Party’s Group, on the other hand, prior to the Effective Date or (ii) that, as between the Parties, was originally collected by the other Party or a member of the other Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Group members and its and their respective Representatives to hold, protect and use, in strict confidence the non-public Information of Third Parties in accordance with applicable Laws and the terms of any agreements between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand; provided, however, that the other Party subject to any such agreement (including its Group members) shall advise the Party accessing or possessing the Third Party non-public or personal Information of any such confidentiality or non-disclosure agreement. Recipient will provide all notices, obtain all consents, and take all other steps necessary to comply with all applicable Law and policies for Recipient and its Group to collect and disclose to Provider and for Provider and its Group to use all information that is “personal information,” “personal data” or similar term under one or more applicable Laws (“Personal Data”) for the purposes as set out in this Agreement. The Parties acknowledge that they will each comply with their obligations under applicable Laws and regulations regarding the processing of Personal Data. The Parties acknowledge that they will each promptly notify the other if there is any accidental or unlawful destruction of, loss, alteration, disclosure of access to Personal Data processed pursuant to this Agreement. To the extent required by applicable Law, the Parties will enter into additional agreements on the processing of Personal Data, including, as applicable, standard contractual clauses and international data transfer agreements (each as may be required by the GDPR or UK GDPR, as defined below). To the extent a Provider or a member of Provider’s Group will receive or process Personal Data subject to the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”) on behalf of Recipient or Recipient’s Group where such receipt or processing is subject to the CCPA, Provider or its applicable Group member is a “service provider” (as such term is defined under the CCPA), and Provider shall (and shall cause its applicable Group members to): (i) in connection with processing the Personal Data, comply with applicable obligations under the CCPA and provide the same level of privacy protection as is required by the CCPA, (ii) notify Recipient without undue delay if Provider makes a determination that it can no longer meet its obligations under the CCPA; (iii) grant Recipient the right to take reasonable and appropriate steps to help ensure that Provider uses the Personal Data in a manner consistent with Recipient’s obligations under the CCPA and stop and remediate any unauthorized use of the Personal Data, and (iv) be prohibited from (1) selling or sharing for cross-context behavioral advertising purposes Personal Data, (2) retaining, using, or disclosing the Personal Data for any purpose other than for the specific purpose of performing the Services and/or outside of the direct business relationship between Provider and Recipient, and (3) combining the Personal Data received from Recipient with any Personal Data that may be collected from Provider’s separate interactions with the individual(s) to whom the Personal Data relates or from any other sources. To the extent a Provider or a member of Provider’s Group will receive or process Personal Data subject to the General Data Protection Regulation 2016/679 (the “EU GDPR”) or the UK General Data Protection Regulation (as defined by the UK Data Protection Act 2018 (“DPA”)) (together with the DPA, the “UK GDPR”), it shall (i) process the Personal Data only on the documented instructions of the Recipient unless otherwise required by applicable Law; (ii) ensure that its personnel authorized to process the Personal Data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality; (iii) implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purpose of the processing; (iv) taking into account the nature of the processing, assist the Recipient by (A) appropriate technical and organizational measures, insofar as this is possible, for the fulfilment of the Recipient’s obligation to respond to requests for exercising data subject rights laid down in the GDPR and UK GDPR; and (B) with its compliance obligations under the GDPR and UK GDPR regarding security of processing, notification of data breaches, data protection impact assessments and, if required, prior consultation with relevant competent authorities; (v) at the choice of the Recipient and upon their instruction, delete or return all the Personal Data, unless Provider or the relevant member of the Provider’s Group is required to retain such Personal Data in accordance with applicable Law; (vi) make available to the Recipient all information necessary to demonstrate compliance with the obligations laid down in this paragraph and, as applicable, the GDPR and UK GDPR and contribute to audits and inspections regarding the same; and (vii) immediately inform the Recipient if, in its opinion, an instruction of the Recipient infringes the GDPR or UK GDPR (as applicable).

7.2 Protective Arrangements. In the event that either Party or any of its Affiliates, in the capacity of a Receiving Party, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or is required pursuant to applicable Law or the rules of any stock exchange on which the shares of the Receiving Party or any member of its Group are traded to disclose or provide any Confidential Information of the Disclosing Party that is subject to the confidentiality provisions hereof, the Receiving Party shall provide the Disclosing Party with written notice of such request or demand (to the extent legally permitted) as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order, at the Disclosing Party’s own cost and expense. In the event that the Disclosing Party fails to seek or receive such appropriate protective order in a timely manner and the Receiving Party reasonably determines that its failure to disclose or provide the Disclosing

Party’s Confidential Information shall actually prejudice the Receiving Party, then the Receiving Party may thereafter disclose or provide the Disclosing Party’s Confidential Information to the extent required by such Law or stock exchange (as so advised by its counsel) or by lawful process or such Governmental Authority, and the Receiving Party shall promptly provide the Disclosing Party with a copy of the Disclosing Party’s Confidential Information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom the Disclosing Party’s Confidential Information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII.

DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

8.1 Disclaimer of Warranties. WITHOUT LIMITING THE SERVICE STANDARD OR ANY REPRESENTATIONS OR WARRANTIES IN THE SEPARATION AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT (A) THE SERVICES ARE PROVIDED AS-IS, AND (B) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES AND EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

8.2 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR CLAIMS ARISING OUT OF A PARTY’S BREACH OF ARTICLE VII, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY NOR ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS OR LOSS OF BUSINESS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR A PARTY WAS NOTIFIED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

8.3 Limitation of Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR CLAIMS ARISING OUT OF A PARTY’S BREACH OF ARTICLE VII, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE TOTAL AGGREGATE LIABILITY OF EACH PARTY AND ITS AFFILIATES, SUBCONTRACTORS, SUPPLIERS AND AGENTS FOR DAMAGES ARISING OUT OF THIS AGREEMENT, THE SERVICES OR THE ACTS OR OMISSIONS OF SUCH PARTY, ITS AFFILIATES AND ITS AND THEIR SUPPLIERS, SUBCONTRACTORS AND AGENTS IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED (A) WHERE SUCH PARTY IS THE PROVIDER, THE TOTAL FEES PAID OR PAYABLE BY RECIPIENT TO SUCH PARTY FOR THE SERVICES PROVIDED BY SUCH PARTY HEREUNDER, AND (B) WHERE SUCH PARTY IS THE RECIPIENT, THE TOTAL FEES PAID OR PAYABLE BY RECIPIENT TO SUCH PARTY FOR THE SERVICES PROVIDED TO SUCH PARTY HEREUNDER.

ARTICLE IX.

MISCELLANEOUS

9.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to each other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile, electronic mail (including .pdf, DocuSign or other electronic signature) or other transmission method shall be deemed to have been duly and validly delivered and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(b) This Agreement and the Separation Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein. With respect to the subject matter of this Agreement, in the event of a conflict between this Agreement and the Separation Agreement, this Agreement shall control.

(c) Each Party represents on behalf of itself and each other member of its Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

9.2 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Ohio, irrespective of the choice of laws principles of the State of Ohio, including all matters of validity, construction, effect, enforceability, performance and remedies.

9.3 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign or otherwise transfer its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party or other parties thereto, as applicable.

9.4 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including, without limitation, any shareholders of a Party) except the Parties any rights or remedies hereunder; and there are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person (including, without limitation, any shareholders of the Parties) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

9.5 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to New Worthington, to:

Worthington Industries, Inc.

200 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Patrick Kennedy, General Counsel

Email: patrick.kennedy@worthingtonindustries.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Cathy Birkeland; Christopher Drewry

Email: cathy.birkeland@lw.com; christopher.drewry@lw.com

If to Worthington Steel, to:

Worthington Steel, Inc.

100 West Old Wilson Bridge Road

Columbus, OH 43085

Attention: Michaune Tillman, General Counsel

Email: michaune.tillman@worthingtonindustries.com

Either Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

9.6 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.7 Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation, other than a delay or failure to make a payment, so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

9.8 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement, the Separation Agreement, or any other Ancillary Agreement, shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.10 Dispute Resolution. Any and all disputes, controversies and claims arising hereunder, including with respect to the validity, interpretation, performance, breach or termination of this Agreement shall be resolved through the procedures provided in Article IV of the Separation Agreement.

9.11 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement, or modification is sought to be enforced.

9.12 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement, the Separation Agreement, or any other Ancillary Agreements. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

9.13 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

9.14 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a shareholder, director, employee, officer, agent or representative of New Worthington or Worthington Steel, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of New Worthington or Worthington Steel, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of New Worthington or Worthington Steel, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

9.15 Personnel. Provider of any Service shall be solely responsible for all salary, employment, and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control, and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment, and compensation of such employees and representatives.

9.16 Exclusivity of Tax Matters. Notwithstanding any other provision of this Agreement (but subject to Section 4.2), the Tax Matters Agreement shall exclusively govern all matters related to Taxes (including allocations thereof) addressed therein. If there is a conflict between any provision of this Agreement, the Separation Agreement or of any other Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, and such provisions relate to matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.

9.17 Compliance. Notwithstanding any other provision herein, the Parties intend that the terms of this Agreement and the manner in which this Agreement is carried out in practice comply with all applicable Laws, regulations, and other binding guidance, including without limitation, federal and state health care compliance Laws which may apply to the New Worthington Group’s continued operation of a medical center and pharmacy (collectively, “Medical Center”). The Parties acknowledge and agree that the compensation set forth herein for all Services represents the fair market value of the Services provided, was negotiated in an arm’s-length transaction, and has not been determined in a manner which takes into account the volume or value of referrals or other business, if any, that may otherwise be generated between the Parties relative to the Medical Center. Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement to make any referrals by either Party to the Medical Center. The Parties further agree that this Agreement does not involve the counseling or promotion of a business arrangement that violates applicable Law, and that the aggregate Services contracted for do not exceed those reasonably necessary to accomplish the commercially reasonable business purpose of such Services.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Joseph B. Hayek
Name:	Joseph B. Hayek
Title:	Vice President

WORTHINGTON STEEL, INC.

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President